Exhibit 3.1

THE COMPANIES LAW (2004 Revision)

Company Limited by Shares

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

BAIDU.COM, INC.

(adopted by special resolution passed on May 30, 2005)

1.	The name of the Company is BAIDU.COM, INC.

2.	The Registered Office of the Company shall be at the offices of Maples and Calder, Ugland House, South Church Street, P.O. Box 309, George Town, Grand Cayman, Cayman Islands or at such other place as the Directors may from time to time decide.

3.	The objects for which the Company is established are unrestricted and shall include, but without limitation, the following:

(i) (a)	To carry on the business of an investment company and to act as promoters and entrepreneurs and to carry on business as financiers, capitalists, concessionaires, merchants, brokers, traders, dealers, agents, importers and exporters and to undertake and carry on and execute all kinds of investment, financial, commercial, mercantile, trading and other operations.

(b)	To carry on whether as principals, agents or otherwise howsoever the business of realtors, developers, consultants, estate agents or managers, builders, contractors, engineers, manufacturers, dealers in or vendors of all types of property including services.

(ii)	To exercise and enforce all rights and powers conferred by or incidental to the ownership of any shares, stock, obligations or other securities including without prejudice to the generality of the foregoing all such powers of veto or control as may be conferred by virtue of the holding by the Company of some special proportion of the issued or nominal amount thereof, to provide managerial and other executive, supervisory and consultant services for or in relation to any company in which the Company is interested upon such terms as may be thought fit.

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Exhibit 3.1

(iii)	To purchase or otherwise acquire, to sell, exchange, surrender, lease, mortgage, charge, convert, turn to account, dispose of and deal with real and personal property and rights of all kinds and, in particular, mortgages, debentures, produce, concessions, options, contracts, patents, annuities, licenses, stocks, shares, bonds, policies, book debts, business concerns, undertakings, claims, privileges and choses in action of all kinds.

(iv)	To subscribe for, conditionally or unconditionally, to underwrite, issue on commission or otherwise, take, hold, deal in and convert stocks, shares and securities of all kinds and to enter into partnership or into any arrangement for sharing profits, reciprocal concessions or cooperation with any person or company and to promote and aid in promoting, to constitute, form or organise any company, syndicate or partnership of any kind, for the purpose of acquiring and undertaking any property and liabilities of the Company or of advancing, directly or indirectly, the objects of the Company or for any other purpose which the Company may think expedient.

(v)	To stand surety for or to guarantee, support or secure the performance of all or any of the obligations of any person, firm or company whether or not related or affiliated to the Company in any manner and whether by personal covenant or by mortgage, charge or lien upon the whole or any part of the undertaking, property and assets of the Company, both present and future, including its uncalled capital or by any such method and whether or not the Company shall receive valuable consideration thereof.

(vi)	To engage in or carry on any other lawful trade, business or enterprise which may at any time appear to the Directors of the Company capable of being conveniently carried on in conjunction with any of the aforementioned businesses or activities or which may appear to the Directors or the Company likely to be profitable to the Company.

In the interpretation of this Memorandum of Association in general and of this Clause 3 in particular no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers and that, in the event of any ambiguity in this clause or elsewhere in this Memorandum of Association, the same shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

4.

Except as prohibited or limited by the Companies Law (2004 Revision), the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or

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Exhibit 3.1

from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including, but without in any way restricting the generality of the foregoing, the power to make any alterations or amendments to this Memorandum of Association and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present and their families; to purchase Directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

6.	The share capital of the Company is US$43,520 divided into 822,424,322 Class A ordinary shares of a nominal or par value of US$0.0005 each, 31,326,801 Class B ordinary shares of a nominal or par value of US$0.00005 each, 4,800,000 Series A preferred shares of a nominal or par value of US$0.00005 each, and 9,600,000 Series B preferred shares of a nominal or par value of US$0.00005 each, and 2,248,877 Series C Preferred Shares of a nominal or par value of US$0.00005 each, with power for the Company, insofar as is permitted by law, to redeem or purchase any of its shares and to increase or reduce the said capital subject to the provisions of the Companies Law (2004 Revision) and the Articles of Association and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in this Memorandum of Association, the Company shall have no power to issue bearer shares, warrants, coupons or certificates.

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Exhibit 3.1

7.	If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 193 of the Companies Law (2004 Revision) and, subject to the provisions of the Companies Law (2004 Revision) and the Articles of Association, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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Exhibit 3.1

THE COMPANIES LAW (2004 Revision)

Company Limited by Shares

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

BAIDU.COM, INC.

(adopted by special resolution passed on May 30, 2005)

1.	In these Articles, Table A in the Schedule to the Statute does not apply and, unless there be something in the subject or context inconsistent therewith,

“Acquisition Transaction”	means any of the following (in a single transaction or series of related transactions): (i) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any Material Subsidiary (as defined below); (ii) any sale, lease, exchange, transfer or other disposition of all or a substantial part of the assets of the Company or of any Material Subsidiary; or (iii) any sale, exchange, transfer or other disposition of 40% or more of the outstanding capital of the Company or of any Material Subsidiary on a fully-diluted basis.

Exhibit 3.1

“Affiliate”	means (i) in the case of a natural person, such person’s parents, parents-in-law, spouse, children or grandchildren, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing, (ii) in the case of an entity, a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity. The term “control” shall mean the ownership, directly or indirectly, of shares possessing more than fifty percent (50%) of the voting power of the corporation, or the partnership or other entity (other than, in the case of corporation, share having such power only by reason of the happening of a contingency), or having the power to control the management or elect a majority of members to the board of directors or equivalent decision-making body of such corporation, partnership or other entity.

“Articles”	means the Articles as originally framed or as from time to time altered by Special Resolution.

“Auditors”	means the persons for the time being performing the duties of auditors of the Company.

“Class A Ordinary Share”	means a Class A Ordinary Share in the capital of the Company.

“Class B Ordinary Share”	means a Class B Ordinary Share in the capital of the Company.

“Company”	means the above named Company.

“Conversion Price”	means each of the Series A Conversion Price, the Series B Conversion Price, and Series C Conversion Price.

“debenture”	means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not.

“Directors”	means the current directors of the Company.

“dividend”	includes bonus.

“Effective Date”	means May 30, 2005.

“Effective Price”	has the meaning set forth in Article 8(c)(vii).

Exhibit 3.1

“Existing Holder”	has the meaning set forth in Article 8(c)(i).

“Material Subsidiary”	means a subsidiary of the Company (i) whose total assets account for 20% or more of the consolidated assets of the Company; (ii) whose total revenues represent 20% of the consolidated revenues of the Company; or (iii) whose total net income represents 20% or more of the consolidated net income of the Company.

“Member”	has the meaning as ascribed to it in the Statute.

“month”	means calendar month.

“new Ordinary Shares”	has the meaning set forth in Article 8(c)(v) hereof.

“Ordinary Shares”	means collectively the Class A Ordinary Shares and the Class B Ordinary Shares.

“Original Issue Date”	means the date on which a Series C Preferred Share was first issued.

“paid up”	means paid up and/or credited as paid up.

“preferential dividend”	has the meaning set forth in Article 8(a) hereof.

“Preferred Shares”	means collectively the Series A Preferred Shares, the Series B Preferred Shares, and the Series C Preferred Shares.

“Qualified IPO”	has the meaning set forth in Article 8(c)(xi)(A) hereof.

“Recapitalization Event”	means any share split, scrip dividend, recapitalization or other similar distribution or transaction.

“registered office”	means the current registered office of the Company in the Cayman Islands.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Secretary”	includes an Assistant Secretary and any person appointed to perform the duties of Secretary of the Company.

“Securities Act”	means the Securities Act of 1933 of the United States, as amended.

Exhibit 3.1

“Series A Conversion Price”	has the meaning set forth in Article 8(c)(i).

“Series A Original Purchase Price”	shall mean US$0.25 per share.

“Series A Director”	shall bear the meaning set forth in Article 8(f) hereto.

“Series A Preferred Share”	means a Series A Preferred Share in the capital of the Company.

“Series B Conversion Price”	shall bear the meaning set forth in Article 8(c)(i).

“Series B Original Purchase Price”	shall mean US$1.0415 per share.

“Series B Director”	shall bear the meaning set forth in Article 8(f) hereto

“Series B Preferred Share”	means a Series B Preferred Share in the capital of the Company.

“Series C Conversion Price”	shall bear the meaning set forth in Article 8(c)(i).

“Series C Original Purchase Price”	shall mean US$6.67 per share.

“Series C Preferred Share”	means a Series C Preferred Share in the capital of the Company.

“share”	includes a fraction of a share.

“Special Resolution”	has the same meaning as in the Statute and includes a resolution approved in writing as described therein.

“Statute”	means the Companies Law of the Cayman Islands (2004 Revision) and every statutory modification or re- enactment thereof currently in force.

“written” and “in writing”	include all modes of representing or reproducing words in visible form.

Exhibit 3.1

Words importing the singular number also include the plural number and vice versa.

Words importing the masculine gender also include the feminine gender, and vice versa.

Words importing persons also include corporations.

2.	The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that only a portion of the authorised shares may have been allotted and issued.

3.	The Directors may pay, out of the capital or any other monies of the Company legally available therefor, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.	Certificates representing shares of the Company shall be in such form as shall be determined by the Directors. Such certificates may be under Seal. All certificates for shares shall be consecutively numbered or otherwise identified and shall specify the shares to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the register of Members of the Company. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the Seal and authorised signature(s) affixed by some method or system of mechanical process.

5.	Notwithstanding Article 4 of these Articles, if a share certificate be defaced, lost or destroyed, it may be renewed on payment of a fee of one dollar (US$1.00) or such less sum and on such terms (if any) as to evidence and indemnity and the payment of the expenses incurred by the Company in investigating evidence, as the Directors may prescribe.

ISSUE OF SHARES

6.	Subject to the provisions, if any, in that behalf in the Memorandum of Association and to any direction that may be given by the Company in any general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, the Directors may allot, issue or grant options over or otherwise dispose of shares of the Company (including fractions of a share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper PROVIDED ALWAYS that, notwithstanding any provision to the contrary contained in these Articles of Association, the Company shall be precluded from issuing bearer shares, warrants, coupons or certificates.

Exhibit 3.1

7.	The rights and restrictions attaching to the Ordinary Shares are as follows:

(a)	Income

Holders of Ordinary Shares shall be entitled to such dividends as the Directors may in their absolute discretion lawfully declare following and only after the full payment of all declared but unpaid dividends due on shares ranking in priority to the Ordinary Shares (including for the avoidance of doubt the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares).

(b)	Capital

On a return of capital on liquidation, dissolution or winding-up of the Company (other than on a conversion, redemption or purchase of shares, or an equity financing or series of financings that do not constitute the sale of all or substantially all of the shares of the Company), following the payment of all amounts due, under the terms of these Articles, on shares ranking in priority to the Ordinary Shares upon the occurrence of such events (including for the avoidance of doubt the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares), the Company’s remaining assets available for distribution among the Members shall be distributed amongst the holders of the Ordinary Shares pro rata.

(c)	Attendance at General Meetings and Voting

Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the Company. Each Class A Ordinary Share shall be entitled to one vote on all matters subject to the vote at general meetings of the Company, and each Class B Ordinary Share shall be entitled to ten (10) votes on all matters subject to the vote at general meetings of the Company.

(d)	Conversion

(i)	Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time by the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares or Preferred Shares under any circumstances. The conversion of Class B Ordinary Shares to Class A Ordinary Shares shall be effected by way of compulsory repurchase by the Company of the relevant Class B Ordinary Shares for a redemption price equal to the original issue price for each Class B Ordinary Share and the issue of Class A Ordinary Shares for a subscription price equal to the redemption price for the equal number of Class B Ordinary Shares.

(ii)

If at any time Yanhong (Robin) Li and his Affiliates collectively own less than 5% of the total number of the issued and outstanding Class B Ordinary Shares of the Company (taking into account all of the issued and outstanding Preferred Shares on an as-converted basis), each issued and

Exhibit 3.1

outstanding Class B Ordinary Share shall be automatically and immediately converted into one share of Class A Ordinary Share, and no Class B Ordinary Shares shall be issued by the Company thereafter. Class A Ordinary Shares are not convertible into Class B Ordinary Shares or Preferred Shares under any circumstances. The conversion of Class B Ordinary Share into Class A Ordinary Shares shall be effected by way of compulsory repurchase by the Company of the relevant Class B Ordinary Shares for a redemption price equal to the original issue price for each Class B Ordinary Share and the issue of Class A Ordinary Shares for a subscription price equal to the redemption price for the equal number of Class B Ordinary Shares.

(iii)	Subject to the Statute and notwithstanding any other provisions of these Articles, upon any transfer of Class B Ordinary Shares by a holder thereof to any person or entity which is not an Affiliate of such holder, such Class B Ordinary Shares shall be automatically and immediately converted into the equal number of Class A Ordinary Shares. The conversion of Class B Ordinary Shares into Class A Ordinary Shares shall be effected by way of compulsory repurchase by the Company of the relevant Class B Ordinary Shares for a redemption price equal to the original issue price for each Class B Ordinary Share and the issue of Class A Ordinary Shares for a subscription price equal to the redemption price for the equal number of Class B Ordinary Shares.

(e)	Drag-Along Rights

If, prior to the closing of an underwritten public offering of the Company’s Ordinary Shares, the holders of 70% of the aggregate number of the outstanding Ordinary Shares on an as-converted basis (which shall mean the aggregate of (x) the outstanding Ordinary Shares and (y) such number of Ordinary Shares that are issuable upon conversion of the outstanding Preferred Shares) (the ”Approving Shareholders”) vote in favor of, otherwise consent in writing to, and/or otherwise agree in writing to sell or transfer all of their shares in any Acquisition Transaction, then the Company shall promptly notify each of the remaining shareholders (the ”Remaining Shareholders”) in writing of such vote, consent and/or agreement and the material terms and conditions of such Acquisition Transaction, whereupon each Remaining Shareholder shall, in accordance with instructions received from the Company, vote all of its voting securities of the Company in favor of, otherwise consent in writing to, and/or sell or transfer all of its shares in such Acquisition Transaction (including without limitation tendering original share certificates for transfer, signing and delivering share transfer certificates, share sale or exchange agreements, and certificates of indemnity relating to any shares in the event that such Remaining Shareholder has lost or misplaced the relevant share certificate) on the same terms and conditions as were agreed to by the Approving Shareholders; provided, however, that such terms and conditions, including with respect to price paid or received per share,

Exhibit 3.1

may differ as between the Ordinary Shares and the Preferred Shares as well as among different series of Preferred Shares (including without limitation, in order to reflect the liquidation preferences and participation rights of the Preferred Shares as set forth in these Articles).

8.	The rights and restrictions attaching to the Preferred Shares are as follows:

(a)	Income

In the event that the Directors resolve to declare any dividend to Members out of funds legally available for distribution, holders of Preferred Shares shall be entitled to receive payment of such dividend in priority to a payment of such dividend to the holders of Ordinary Shares (the “preferential dividend”). Funds available for the preferential dividend shall be paid out proportionately to the holders of the Series A Preferred Shares, Series B Preferred Shares, and Series C Preferred Shares at a rate of 8% of the Series A Original Purchase Price, Series B Original Purchase Price and Series C Original Purchase Price, respectively (subject to adjustment for any Recapitalization Event), per annum until each such holder has received the full preferential dividend to which it is entitled, then proportionately to the holders of the Ordinary Shares. Dividends shall be non-cumulative.

(b)	Capital

On a return of capital on the liquidation, dissolution or winding-up of the Company or otherwise (other than on conversion, redemption or a purchase of shares, or an equity financing or series of financings that do not constitute the sale of all or substantially all of the shares of the Company,) the Company’s assets available for distribution among the Members shall be applied in repaying to the holder of each Preferred Share the following amounts with equal priority pro rata, as adjusted for any Recapitalization Event, in priority to a repayment to the holders of any other class of share:

(i)	the amount of all declared but unpaid preferential dividends relating to such Preferred Share;

(ii)	an amount equal to the Series A Original Purchase Price on each Series A Preferred Share;

(iii)	an amount equal to the Series B Original Purchase Price on each Series B Preferred Share; and

(iv)	an amount equal to the Series C Original Purchase Price on each Series C Preferred Share.

Exhibit 3.1

If the Company’s assets are insufficient to pay the holders of the Preferred Shares the full amount to which they are entitled above, then these assets shall be distributed ratably in proportion to the liquidation preferences of the Preferred Shares. After payment to the holders of the Preferred Shares of the full amount to which they are entitled, the remaining assets available for distribution to the shareholders shall be distributed pro rata to all holders of the Ordinary Shares on an as-converted basis assuming that all Preferred Shares have been converted to the Ordinary Shares pursuant to Article 8 (c) below.

For the purpose of these Articles, the merger, consolidation or reorganization of the Company into or with another company in which the members of the Company shall own less than 50% of the voting securities of the surviving company (other than a transaction or series of transactions solely to re-incorporate or change the domicile of the corporation), or any transaction or series of related transactions in which greater than 50% of the Company’s voting power is transferred or the sale, transfer or lease (excluding a transfer by pledge or mortgage to a bona fide lender) of all or substantially all the assets of the Company shall be deemed to be a liquidation, dissolution or winding-up of the Company as those terms are used herein.

In any of such events, if the consideration received by the Company is other than cash, the value of such non-cash consideration will be deemed its fair market value. Any securities shall be valued as follows:

(i)	Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A)	If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;

(B)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

(C)	If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Company and the holders of at least two-thirds (2/3) of the Preferred Shares, voting as a class and on an as-converted-to-Ordinary-Shares basis.

(ii)	The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value as determined above in this paragraph to reflect the approximate fair market value thereof, as determined by the Board of Directors.

Exhibit 3.1

(c)	Conversion

(i)	Each holder of Preferred Shares as of the Effective Date (such holder being an “Existing Holder”) may in the manner specified in this Article 8(c) convert the whole or part of his holding of the Preferred Shares into Class A Ordinary Shares or Class B Ordinary Shares or any combination thereof at any time at the option of the holder. The conversion ratio upon which each Preferred Share is converted into Class A Ordinary Shares or Class B Ordinary Shares shall be the same. Each holder of Preferred Shares which is not an Existing Holder or an Affiliate of an Existing Holder may only convert the whole or part of his holding of the Preferred Shares into Class A Ordinary Shares in the manner specified in this Article 8(c).

Each holder of Series A Preferred Shares may in the manner specified in this Article 8(c) convert the whole or part of his holding of the Series A Preferred Shares on the basis that the number of Ordinary Shares received per Series A Preferred Share shall be determined by dividing the Series A Original Purchase Price by the conversion price of each such Series A Preferred Share, in effect at the time of conversion (the “Series A Conversion Price”). The initial Series A Conversion Price is the Series A Original Purchase Price, so that each Series A Preferred Share shall initially be converted into one (1) Ordinary Share (the Series A Conversion Price being subject to adjustment in accordance with Articles 8(c)(vii), (viii) and (ix). Each holder of Series B Preferred Shares may in the manner specified in this Article 8(c) convert the whole or part of his holding of the Series B Preferred Shares on the basis that the number of Ordinary Shares received per Series B Preferred Share shall be determined by dividing the Series B Original Purchase Price by the conversion price of each such Series B Preferred Share, in effect at the time of conversion (the “Series B Conversion Price”). The initial Series B Conversion Price is the Series B Original Purchase Price, so that each Series B Preferred Share shall initially be converted into one (1) Ordinary Share (the Series B Conversion Price being subject to adjustment in accordance with Articles 8(c)(vii), (viii) and (ix). Each holder of Series C Preferred Shares may in the manner specified in this Article 8(c) convert the whole or part of his holding of the Series C Preferred Shares on the basis that the number of Ordinary Shares received per Series C Preferred Share shall be determined by dividing the Series C Original Purchase Price by the conversion price of each such Series C Preferred Share, in effect at the time of conversion (the “Series C Conversion Price”). The initial Series C Conversion Price is the Series C Original Purchase Price,

Exhibit 3.1

so that each Series C Preferred Share shall initially be converted into one (1) Ordinary Share (the Series C Conversion Price being subject to adjustment in accordance with Articles 8(c)(vii), (viii) and (ix).

(ii)	Subject to Article 8(c)(i), the holder of Preferred Shares may, by delivery to the Company or its authorised agent of a conversion notice in such form as the Directors may from time to time determine (together with any share certificate(s) relating to such Preferred Shares and any reasonable evidence the Directors may require to prove the title of the person exercising the right to convert; provided such requirements shall have been communicated in writing to such holder prior to the delivery to the Company of the conversion notice), require the Company to convert some or all of his Preferred Shares on any Business Day into Class A Ordinary Shares or Class B Ordinary Shares, in accordance with these Articles and such conversion of Preferred Shares shall be deemed to have been made as of such Business Day, which shall be by way of the redemption by the Company of the Preferred Shares and the issue of Ordinary Shares of the class requested by the holder of Preferred Shares.

(iii)	A conversion notice once given may not be withdrawn without the Company’s written consent.

(iv)	On the date of conversion of any Preferred Share to an Ordinary Share(s), the holder of the Preferred Share to be converted shall cease to be entitled to any rights in respect of that share (including the right to receive a dividend which has been declared in respect thereof prior to such conversion being effected) and accordingly his name shall be removed from the Register of Members as the holder of such Preferred Share, added to the Register of Members as the holder of such Ordinary Share and treated as a record holder of such Ordinary Share, and such conversion shall be accomplished by the redemption of Preferred Shares and immediate issue of new Ordinary Shares, each credited as fully paid, at the agreed ratio. Each Preferred Share when redeemed as a result of conversion shall be cancelled and may not be reissued.

(v)	The Class A or Class B Ordinary Shares to which a holder is entitled in exercising his right to convert (“new Ordinary Shares”):

(A)	shall be credited as fully paid;

(B)	shall rank pari passu in all respects and form one class with the Class A Ordinary Shares or the Class B Ordinary Shares then in issue, as applicable; and

Exhibit 3.1

(C)	entitle the holder to be paid an appropriate proportion of all dividends and other distributions declared, made or paid on Ordinary Shares in respect of the calendar year in which the relevant conversion date falls, but not in respect of an earlier financial year.

(vi)	The issue and allotment of new Ordinary Shares shall be made promptly after the relevant conversion date, but in any event within two weeks thereof. A certificate for new Ordinary Shares shall be sent within four weeks of the relevant conversion date to each holder without charge, with a new certificate for any balance of unconverted Preferred Shares comprised in the surrendered certificate and, if appropriate, a cheque in respect of a fractional entitlement.

(vii)	To prevent dilution, in the event that the Company at any time or from time to time on or after the Original Issue Date issues Ordinary Shares or any Options (as defined below) or Convertible Securities (as defined below) (collectively, the “Additional Ordinary Shares”) or enters into any agreements, for the purchase or acquisition from the Company of any Additional Ordinary Shares without consideration or at a purchase price less than the Conversion Price of the Series A, Series B Preferred Shares, or Series C Preferred Shares in effect on the date of issuance of such Additional Ordinary Shares, the applicable Conversion Price shall be reduced to the Effective Price at which such Additional Ordinary Shares are so issued or sold or deemed issued or sold, except that no adjustment will be made:

(A)	if the Company issues or reserves for issue up to 5,040,000 Ordinary Shares (or such greater amount as approved by the holders of more than two-thirds (2/3) of the Preferred Shares voting as a class and on an as-converted-to-Ordinary-Shares basis) in the form of Ordinary Shares and/or options therefor (net of repurchases or expired options) to employees, officers, directors, consultants, contractors or advisors of the Company pursuant to any share purchase or share option plans or agreements or other incentive share arrangements which have been approved by the Board of Directors of the Company (the “Board”);

(B)	if the Company issues any Additional Ordinary Shares as a dividend or distribution on the Preferred Shares or on the Ordinary Shares;

(C)	if the Company issues any Additional Ordinary Shares in connection with corporate partnerships, joint development agreements, distribution agreements or issuances to customers or

Exhibit 3.1

vendors, or in connection with leases or bank financings, in amounts approved by the Board and not with a primary purpose of raising capital;

(D)	if the Company issues any Additional Ordinary Shares pursuant to the acquisition by the Company or a Material Subsidiary of all or part of the share capital of another corporation or other entity, or a merger of the Company or a Material Subsidiary with or into another corporation or other entity, purchase by the Company or a Material Subsidiary of all or part of the assets of another corporation or other entity or reorganization as a result of which the Company or its shareholders own not less than fifty-one percent (51%) of the voting power of the surviving entity;

(E)	if the Company issues or sells any Additional Ordinary Shares in connection with the Company’s Qualified IPO;

(F)	if the Company repurchases shares from employees, officers, directors, consultants, contractors or advisors of the Company upon termination of employment or as otherwise approved by the Board, including the approval of a majority of the Series A and Series B Directors, at repurchase prices not exceeding the respective original purchase prices paid by such persons;

(G)	if the Company issues Additional Ordinary Shares to the holders of Preferred Shares upon exercise of conversion rights in respect of such Preferred Shares; or

(H)	if the Company issues or sells Additional Ordinary Shares and such issue is approved by the holders of more than two-thirds (2/3) of the Preferred Shares, voting as a class and on an as-converted-to-Ordinary-Shares basis, and by the Board of Directors, including the approval of a majority of the Series A and the Series B Directors.

For the purposes of these Articles, the “Effective Price” of each series of Preferred Share means the applicable Conversion Price multiplied by a fraction:

(1)	The numerator of which shall be the sum of (A) the number of Ordinary Share Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Ordinary Shares plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Company for the total number of Additional Ordinary Shares so issued or sold by the applicable Conversion Price in effect immediately prior to such issue or sale; and

Exhibit 3.1

(2)	The denominator of which shall be the sum of (A) the number of Ordinary Share Equivalents Outstanding immediately prior to such issue or sale plus (B) the number of Additional Ordinary Shares so issued or sold.

For the purposes of this definition of “Effective Price”:

(1)	The “Aggregate Consideration Received” by the Company for any issue or sale of Additional Ordinary Shares shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors of the Company and (C) if Additional Ordinary Shares are issued or sold together with other shares or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors of the Company to be allocable to such Additional Ordinary Shares.

(2)	“Ordinary Share Equivalents Outstanding” shall mean the number of Ordinary Shares that is equal to the sum of (A) all Ordinary Shares that are outstanding on the date of issuance of Additional Ordinary Shares, plus (B) all Ordinary Shares issuable upon conversion of all Preferred Shares or other Convertible Securities that are outstanding on the date of issuance of Additional Ordinary Shares, plus (C) all Ordinary Shares that are issuable upon the exercise of Rights or Options that are outstanding on the date of issuance of Additional Ordinary Shares assuming the full conversion or exchange into Ordinary Shares of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities convertible into or exchangeable for Ordinary Shares.

(3)	“Convertible Securities” shall mean shares or other securities convertible into or exchangeable for Ordinary Shares.

(4)	“Rights or Options” shall mean warrants, options or other rights to purchase or acquire Ordinary Shares or Convertible Securities.

Exhibit 3.1

(vii)	In the event the Company at any time or from time to time on or after the Original Issue Date shall issue any Rights or Options to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities (as defined above), or any evidences of indebtedness, shares (other than Ordinary Shares or Preferred Shares) or Convertible Securities, or shall fix a record date for the determination of holders of any class or series of securities entitled to receive any such Rights or Options, evidences of indebtedness, shares or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance of Options or Convertible Securities, provided that Additional Ordinary Shares shall not be deemed to have been issued unless the consideration per share of such Additional Ordinary Shares would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any case in which Additional Ordinary Shares are deemed to be issued:

(A)	no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of shares of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

(C)	no readjustment pursuant to clause (B) above shall have the effect of increasing the Conversion Price to an amount that exceeds the lower of (i) the Conversion Price on the original adjustment date (immediately prior to the adjustment), or (ii) the Conversion Price that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date.

Exhibit 3.1

(D)	the consideration per share received by the Company for Additional Ordinary Shares deemed to have been issued, relating to Options and Convertible Securities, shall be determined by dividing:

(x)	the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y)	the maximum number of Ordinary Shares (as set forth in the instrument relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(viii)

In the event the Company at any time or from time to time on or after the Original Issue Date shall pay a share dividend or other distribution payable in Ordinary Shares on the Ordinary Shares, or the issued Ordinary Shares shall be subdivided, combined or consolidated, by reclassification or otherwise, into a greater or lesser number of Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision or combination shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted. In the case of a share dividend or other distribution payable in Ordinary Shares such adjustment shall occur as follows: the Conversion Price that is then in effect shall be decreased as of the time of such issuance, or in the event a record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of issued Ordinary Shares immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of issued Ordinary Shares immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary

Exhibit 3.1

Shares issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted to reflect the actual payment of such dividend or distribution.

(ix)	Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 8, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares for which a Conversion Price adjustment is being made a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Price at the time in effect for such holder’s series of Preferred Shares, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of the Preferred Shares.

(x)	The Preferred Shares held by the Existing Holders and their Affiliates shall automatically be converted into Class B Ordinary Shares at the applicable Conversion Price as adjusted pursuant to Articles 8(c)(vii) and (viii), and the Preferred Shares held by holders which are not the Existing Holders nor their Affiliates shall automatically be converted into Class A Ordinary Shares at the applicable Conversion Price as adjusted pursuant to Articles 8(c)(vii) and (viii):

(A)	immediately prior to the closing of an underwritten public offering of Ordinary Shares of the Company, at a public offering price reflecting a valuation of the Company on a fully diluted basis of not less than US$215,000,000 and resulting in gross proceeds to the Company of not less than US$20,000,000 (before payment of underwriters’ discounts and commissions) (the “Qualified IPO”); or

(B)	upon the written consent of holders of at least two-thirds (2/3) of the Preferred Shares (including the Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares), voting as a class and on an as-converted-to-Ordinary-Shares basis.

Exhibit 3.1

(d)	Attendance at General Meetings and Voting

Holders of Preferred Shares have the right to receive notice of, attend, speak and vote at a general meeting. Each Existing Holder or its Affiliate which holds Preferred Shares present in person or by proxy or (being a corporation) by a representative, is entitled to exercise the number of votes which he would have been entitled to exercise if all the Preferred Shares held by him had been converted into Class B Ordinary Shares times 10 immediately before the holding of the general meeting at the Conversion Price then in effect. Each holder of Preferred Shares which is not an Existing Holder or its Affiliate which holds Preferred Shares present in person or by proxy or (being a corporation) by a representative, is entitled to exercise the number of votes which he would have been entitled to exercise if all the Preferred Shares held by him had been converted into Class A Ordinary Shares immediately before the holding of the general meeting at the Conversion Price then in effect.

(e)	Restrictions

The Company shall not undertake any of the following actions (whether by amendment, merger, consolidation or otherwise) without the vote or prior written consent of (a) the holders of more than 50% of the Series A Preferred Shares if at least 1,200,000 Series A Preferred Shares remain outstanding, (b) the holders of more than 50% of the Series B Preferred Shares if any Series B Preferred Shares remain outstanding, and (C) the holders of more than 50% of the Series C Preferred Shares if any Series C Preferred Shares remain outstanding:

(i)	acquire or merge with another entity, undertake a reorganization or enter into any joint venture or take any other action which would result in the transfer of more than 50% of the voting shares of the Company;

(ii)	sell all or substantially all of the assets of the Company;

(iii)	increase, reduce, redeem, cancel or purchase the authorized or issued share capital of the Company, or dispose of the Company’s interest in any subsidiary or associate or affiliate company; provided, however, this Article 8(e)(iii) shall not be applicable to (A) the issuance or sale of Ordinary Shares pursuant to the conversion or exercise of convertible or exercisable securities, including without limitation the issuance of Ordinary Shares to officers, directors, employees or consultants of the Company pursuant to the exercise of their options; and (B) the issuance of Ordinary Shares or securities convertible into Ordinary Shares in connection with a bona fide business acquisition by the Company or a Material Subsidiary duly approved by the Board of Directors, where the aggregate number of such Ordinary Shares does not exceed 6% of the total issued and outstanding share capital of the Company on a fully diluted basis;

Exhibit 3.1

(iv)	convene a general meeting of the holders of shares at which a resolution will or may be proposed to liquidate, wind up or dissolve the Company, provided, however, that consent of the holders of Preferred Shares shall not be unreasonably withheld if the Company is insolvent;

(v)	take any action to authorise, create or issue shares of any class of shares with rights senior to or in parity with the Preferred Shares;

(vi)	take any action to reclassify any outstanding shares into shares having preferences or priority as to dividends or assets senior to or in parity with the preferences or priority of the Preferred Shares;

(vii)	repurchase Ordinary Shares, except on termination of employment of the employees of the Company who hold Ordinary Shares subject to vesting;

(viii)	increase the number of authorised shares of Preferred Shares or any series thereof; or

(ix)	amend or change the rights, preferences, privileges or powers of, or the restrictions that provide for the benefit of, the Preferred Shares; or

(x)	increase the number of Directors above five (5) Directors.

In connection with any acquisition or merger considered by the shareholders pursuant to item (i) above, any holder of Preferred Shares may prior to the meeting request advice from the Board of Directors of the Company as to whether the consummation of any such transaction is beneficial to the interests of the Company.

(f)	Appointment of Directors

Two Directors (the “Series A Directors”) shall be elected by the holder(s) of a majority of the Series A Preferred Shares, voting separately as a class. Two Directors (the “Series B Directors”) shall be elected by the holder(s) of a majority of the Series B Preferred Shares, voting separately as a class; provided that the Series B Directors shall be representatives of Draper Fisher Jurvetson ePlanet Ventures L.P. (“DFJ”) so long as DFJ holds at least a majority of the Series B Preferred Shares. One Director shall be Yanhong (Robin) Li, the Chief Executive Officer of the Company (the “Fifth Director”). Holders of the Series C Preferred Shares shall not have the right to elect any Director.

A Series A Director appointed pursuant to this Article shall cease to be a Director from the date on which the holder(s) that appointed such Director cease to hold a majority of the Series A Preferred Shares or such Director resigns or is removed by the holder(s) of Series A Preferred Shares that appointed him or her.

Exhibit 3.1

A Series B Director appointed pursuant to this Article shall cease to be a Director from the date on which the holder(s) that appointed such Director cease to hold a majority of the Series B Preferred Shares or such Director resigns or is removed by the holder(s) of Series B Preferred Shares that appointed him or her.

Any Directors or holder(s) entitled to appoint a Director pursuant to this Article may also designate an alternate Director who shall be entitled to attend meetings of the Board of Directors as an observer and may be designated as such Director’s alternate for purposes of Article 77, provided that such observer executes the Company’s standard form of confidentiality agreement.

Any appointment or removal of a Series A Director or a Series B Director shall be made by notice in writing served on the Company and signed by the holder(s) of Preferred Shares that appointed such Director. In the case of a corporation, the notice may be signed on its behalf by a director or the Secretary of the corporation or by its duly appointed attorney or duly authorised representative.

(g)	Fully-Paid Shares

The Preferred Shares may only be issued fully paid or credited as fully paid.

9.	The Company shall maintain a register of its Members and every person whose name is entered as a Member in the register of Members shall be entitled, without payment, to receive within two months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of fifty cents (US$0.50) for every certificate after the first or such less sum as the Directors shall from time to time determine, provided that, in respect of a share or shares held jointly by several persons, the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share to one of the several joint holders shall be sufficient delivery to all such holders.

TRANSFER OF SHARES

10.	The instrument of transfer of any share shall be in writing and shall be executed by or on behalf of the transferor and the transferor shall be deemed to remain the holder of a share until the name of the transferee is entered in the register in respect thereof.

11.	The Directors may, in their absolute discretion, decline to register any transfer of shares without assigning any reason therefor. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal. Notwithstanding the foregoing, if a transfer complies with the holder’s transfer obligations and restrictions set forth in agreements with the Company, the Directors shall register such transfer.

Exhibit 3.1

12.	The registration of transfers may be suspended at such time and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than forty-five days in any year.

REDEEMABLE SHARES

13. (a)	Subject to the provisions of the Statute and the Memorandum of Association, shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of the shares, may by Special Resolution determine.

(b)	Subject to the provisions of the Statute and the Memorandum of Association, the Company may purchase its own shares (including fractions of a share), including any redeemable shares, provided that the manner of purchase has first been authorised by the Board of Directors, and the Company, in a general meeting, and may make payment therefor in any manner authorised by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

14.	If at any time the share capital of the Company is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class and as set forth in the Articles) may, whether or not the Company is being wound up, liquidated or dissolved, be varied with the consent in writing of the holders of at least two-thirds (2/3) of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the shares of that class.

The provisions of these Articles relating to general meetings shall apply to every such general meeting of the holders of one class of shares except that the necessary quorum shall be one person holding or representing by proxy at least fifty percent (50%) of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

15.	The rights conferred upon the holders of the Preferred Shares shall be deemed varied or abrogated by, inter alia:

(a)	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of the holders of, the Preferred Shares;

(b)	any action that authorises, creates or issues shares of any class ranking as regards participation in the Company’s profits or assets or dividends in priority to the Preferred Shares;

(c)	any action that reclassifies any issued shares of any class ranking as regards participation in the Company’s profits or assets or dividends in priority to the Preferred Shares; and

Exhibit 3.1

(d)	any amendment to these Articles of Association that materially and adversely affects the rights of the holders of the Preferred Shares.

COMMISSION ON SALE OF SHARES

16.	The Company may, in so far as the Statute from time to time permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe, whether absolutely or conditionally, for any shares of the Company. Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

NON-RECOGNITION OF TRUSTS

17.	No person shall be recognised by the Company as holding any share upon any trust and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future, or partial interest in any share, or any interest in any fractional part of a share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

LIEN ON SHARES

18.	The Company shall have a first and paramount lien and charge on all shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such share shall operate as a waiver of the Company’s lien (if any) thereon. The Company’s lien (if any) on a share shall extend to all dividends or other monies payable in respect thereof.

19.	The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder or holders for the time being of the share, or the person, of which the Company has notice, entitled thereto by reason of his death or bankruptcy.

20.	To give effect to any such sale, the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

Exhibit 3.1

21.	The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALL ON SHARES

22. (a)	The Directors may from time to time make calls upon the Members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms, provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fourteen days notice specifying the time or times of payment) pay to the Company, at the time or times so specified, the amount called on the shares. A call may be revoked or postponed as the Directors may determine. A call may be made payable by installments.

(b)	A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

(c)	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

23.	If a sum called in respect of a share is not paid before or on a day appointed for payment thereof, the persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding, ten percent (10%) per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

24.	Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall, for the purposes of these Articles, be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

25.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

26. (a)	The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any shares held

Exhibit 3.1

by him, and upon all or any of the monies so advanced may (until the same would but for such advances, become payable) pay interest at such rate not exceeding (unless the Company in general meeting shall otherwise direct) seven percent (7%) per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)	No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

27. (a)	If a Member fails to pay any call or instalment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, instalment or payment remains unpaid, give notice requiring payment of so much of the call, instalment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment. Such notice shall name a day (not earlier than the expiration of fourteen days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed, the shares in respect of which such notice was given will be liable to be forfeited.

(b)	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited share and not actually paid before the forfeiture.

(c)	A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

28.	A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture were payable by him to the Company in respect of the shares together with interest thereon, but his liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the shares.

29.

A certificate in writing under the hand of one Director or the Secretary of the Company that a share in the Company has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration given for the share

Exhibit 3.1

on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

30.	The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

31.	The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letters of administration certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

TRANSMISSION OF SHARES

32.	In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any shares which had been held by him solely or jointly with other persons.

33. (a)	Any person becoming entitled to a share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to make such transfer of the share to such other person nominated by him as the deceased or bankrupt person could have made and to have such person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy as the case may be.

(b)	If the person so becoming entitled shall elect to be registered himself as holder, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects.

34.

A person becoming entitled to a share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred

Exhibit 3.1

by membership in relation to meetings of the Company PROVIDED HOWEVER that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within ninety days, the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM OF

ASSOCIATION, CHANGE OF

LOCATION OF REGISTERED OFFICE &

ALTERATION OF CAPITAL

35. (a)	Subject to and in so far as permitted by the provisions of the Statute, the Company may, subject to the consent in writing of the holders of at least two-thirds (2/3) of the Preferred Shares voting as a separate class and on an as-converted-to-Ordinary-Shares basis, from time to time by ordinary resolution alter or amend its Memorandum of Association otherwise than with respect to its name and objects and may, without restricting the generality of the foregoing:

(i)	Intentionally omitted.

(ii)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(iii)	by subdivision of its existing shares or any of them divide the whole or any part of its share capital into shares of smaller amount than is fixed by the Memorandum of Association or into shares without nominal or par value;

(iv)	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

(b)	All new shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the shares in the original share capital.

(c)	Subject to the provisions of the Statute, the Company may by Special Resolution change its name or alter its objects.

(d)	Without prejudice to Article 3 hereof and subject to the provisions of the Statute, the Company may, with the consent of the holders of a majority of each series of Preferred Shares voting as a separate class, by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e)	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its registered office.

Exhibit 3.1

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

36.	For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors of the Company may provide that the register of Members shall be closed for transfers for a stated period but not to exceed in any case forty days. If the register of Members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of Members.

37.	In lieu of or apart from closing the register of Members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

38.	If the register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETING

39. (a)	Subject to paragraph (c) hereof, the Company shall within one year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the registered office on the second Wednesday in December of each year at ten o’clock in the morning.

(b)	At these meetings the report of the Directors (if any) shall be presented.

(c)	If the Company is exempted, as defined in the Statute, it may but shall not be obliged to hold an annual general meeting.

40. (a)	The Directors may whenever they think fit, and they shall on the requisition of Members of the Company holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

Exhibit 3.1

(b)	The requisition must state the items to be voted upon at the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)	If the Directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

(d)	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

41.	At least five calendar days’ notice shall be given of an annual general meeting or any other general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company PROVIDED that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of Article 41 have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of a general meeting called as an annual general meeting by all the Members entitled to attend and vote thereat or their proxies; and

(b)	in the case of any other general meeting by a majority of the number of Members having a right to attend and vote at the meeting, being a majority together holding not less than seventy-five percent (75%) in nominal value or, in the case of shares without nominal or par value, seventy-five percent (75%) of the shares in issue, or their proxies.

42.	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting.

Exhibit 3.1

PROCEEDINGS AT GENERAL MEETINGS

43.	No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Members holding at least a majority of the paid up voting share capital of the Company present in person, by proxy, via telephone conference or other communications equipment by means of which all the persons participating in the meeting can communicate with each other, shall be a quorum. Participation by a Member in a general meeting in this manner is treated as presence in person at that meeting.

44.	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

45.	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and place or to such other time or such other place as the Directors may determine and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Members present shall be a quorum.

46.	The Chairman, if any, of the Board of Directors shall preside as Chairman at every general meeting of the Company, or if there is no such Chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the meeting, or is unwilling to act, the Directors present shall elect one of their number to be Chairman of the meeting.

47.	If at any general meeting no Director is willing to act as Chairman or if no Director is present within fifteen minutes after the time appointed for holding the meeting, the Members present shall choose one of their number to be Chairman of the meeting.

48.	The Chairman may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting; save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned general meeting.

49.	At any general meeting, a resolution put to the vote of the meeting shall be decided on a poll conducted by the Chairman. A vote by show of hands in lieu of a poll shall not be permitted.

Exhibit 3.1

50.	A person may participate at a general meeting by telephone conference or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participating by a person in a general meeting in this manner is treated as presence in person at that meeting.

51.	Intentionally omitted.

52.	Intentionally omitted.

53.	Intentionally omitted.

54.	A poll demanded on the election of a Chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the Chairman of the general meeting directs and any business other than that upon which a poll has been demanded or is contingent thereon may be proceeded with pending the taking of the poll.

VOTES OF MEMBERS

55.	Intentionally omitted.

56.	In the case of joint holders of record, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

57.	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, on a poll, by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis or other persons may vote by proxy.

58.	No Member shall be entitled to vote at any general meeting unless he is registered as a shareholder of the Company on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

59.	No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the general meeting whose decision shall be final and conclusive.

60.	On a poll votes may be given either personally or by proxy.

Exhibit 3.1

PROXIES

61.	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation under the hand of an officer or attorney duly authorised in that behalf. A proxy need not be a Member of the Company.

62.	The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting, or adjourned meeting provided that the Chairman of the Meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of telex, cable or telecopy confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

63.	The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

64.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

65.	Any corporation which is a Member of record of the Company may in accordance with its Articles or in the absence of such provision by resolution of its Directors or other governing body authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member of record of the Company.

66.	Shares of its own capital belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding shares at any given time.

DIRECTORS

67.	There shall be a Board of Directors consisting of five (5) persons (exclusive of alternate Directors) PROVIDED HOWEVER that subject to the rights of the holders of the Preferred Shares provided herein, the Company may, subject to Article 8(f), from time to time by ordinary resolution increase or reduce the limits in the number of Directors.

Exhibit 3.1

68.	The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine. Such remuneration shall be deemed to accrue from day to day. The Directors shall also be entitled to be paid their reasonable travelling, hotel and other expenses properly incurred by them in going to, attending and returning from meetings of the Directors, or any committee of the Directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time, or a combination partly of one such method and partly the other.

69.	The Directors may by resolution award special remuneration to any Director of the Company undertaking any special work or services for, or undertaking any special mission on behalf of, the Company other than his ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

70.	A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

71.	A Director or alternate Director may act by himself or his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

72.	A shareholding qualification for Directors may be fixed by the Company in general meeting, but unless and until so fixed no qualification shall be required.

73.	A Director or alternate Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as shareholder or otherwise and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

74.	No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid PROVIDED HOWEVER that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

Exhibit 3.1

75.	A general notice that a Director or alternate Director is a shareholder of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under Article 75 and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS AND VISITATION RIGHTS

76.	Subject to the exception contained in Article 85, a Director who expects to be unable to attend Directors’ Meetings because of absence, illness or otherwise may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to attend meetings of the Directors and to vote thereat and to do, in the place and stead of his appointor, any other act or thing which his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office- Any appointment or removal under this Article shall be effected by notice in writing under the hand of the Director making the same. Yong (Eric) Xu shall have the right to receive notice of, attend and speak at Directors’ Meetings. Draper Fisher Jurvetson ePlanet Ventures L.P. shall have the right to invite one observer to attend Directors’ Meetings, provided that such observer is a representative of its other partners.

POWERS AND DUTIES OF DIRECTORS

77.	The business of the Company shall be managed by the Directors (or a sole Director if only one is appointed) who may pay all expenses incurred in promoting, registering and setting up the Company, and may exercise all such powers of the Company as are not, from time to time by the Statute, or by these Articles, or such regulations, being not inconsistent with the aforesaid, as may be prescribed by the Company in general meeting required to be exercised by the Company in general meeting PROVIDED HOWEVER that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made.

78.	The following matters shall require the approval of each Series A Director and Series B Director at a meeting of the Board of Directors duly constituted pursuant to these Articles:

(a)	the acquisition by the Company of any shares, security or assets of any person or company. For this purpose, a series of related transactions shall be aggregated over a twelve month period;

(b)	issuances of share capital of the Company or securities convertible into share capital of the Company or option or warrants thereon except for (i) Ordinary

Exhibit 3.1

Shares issued upon conversion of outstanding Preferred Shares, (ii) equity securities issuable upon exercise of outstanding warrants and options, and (iii) options granted in accordance with the Company’s employee share option plan and equity securities issuable upon the exercise of such options, but subject to the requirements of subsection (g) below;

(c)	declaration or payment of a dividend on the Ordinary Shares or Preferred Shares or any other distribution of profits of the Company other than payments or distributions made pro-rata to all holders of share capital of the Company;

(d)	changing the dividend policy of the Company;

(e)	the sale, transfer, mortgage, hypothecation, pledge, charge or any other disposition, whether directly or indirectly, of substantially all of the assets of the Company, either in a single transaction or a series of related or contemporaneous transactions;

(f)	filing a registration statement, prospectus or similar document with securities authority in connection with an initial public offering of shares in the Company;

(g)	allocating share capital to the employee share option plan in excess of twenty percent (20%) of the total share capital of the Company, or issuing any options pursuant to such plan for a price less than the Series A Conversion Price; or

(h)	delegating authority in respect of any of the foregoing matters to any committee of the Board.

79.	Subject to Article 78, the Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorneys as the Directors may think fit and may also authorise any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

80.	All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

81.	The Directors shall cause minutes to be made in books provided for the purpose:

(a)	of all appointments of officers made by the Directors;

Exhibit 3.1

(b)	of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Directors and of any committee of the Directors;

(c)	of all resolutions and proceedings at all meetings of the Company and of the Directors and of committees of Directors.

82.	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

83.	Subject to Article 78, the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any put thereof and to issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

MANAGEMENT

84. (a)	The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)	Subject to Article 78, the Directors from time to time and at any time may establish any committees, local bonds or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local bonds or any managers or agents and may fix their remuneration.

(c)	Subject to Article 78, the Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of tire powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)	Subject to Article 78, any such delegates as aforesaid may be authorised by the Directors to subdelegate all or any of the powers, authorities, and discretions for the time being vested in them.

Exhibit 3.1

MANAGING DIRECTORS

85.	The Directors may, from time to time, appoint one or more of their body (but not an alternate Director) to the office of Managing Director for such term and at such remuneration (whether by way of salary, or commission, or participation in profits, or partly in one way and partly in another) as they may think fit but his appointment shall be subject to determination ipso facto if he ceases from any cause to be a Director and no alternate Director appointed by him can act in his stead as a Director or Managing Director.

86.	The Directors may, subject to Article 78, entrust to and confer upon a Managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

PROCEEDINGS OF DIRECTORS

87.	Except as otherwise provided by these Articles, the Directors shall meet together for the despatch of business, convening, adjourning and otherwise regulating their meetings as they think fit. Subject to Article 78, questions arising at any meeting shall be decided by a majority of votes of the Directors and alternate Directors present at a meeting at which there is a quorum, the vote of an alternate Director not being counted if his appointor be present at such meeting. In case of an equality of votes, the Chairman shall have a second or casting vote.

88.	A Director or alternate Director may, and the Secretary on the requisition of a Director or alternate Director shall, at any time summon a meeting of the Directors by at least three days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held and PROVIDED FURTHER if notice is given in person, by cable, telex or telecopy the same shall be deemed to have been given on the day it is delivered to the Directors or transmitting organization as the case may be. The provisions of Article 42 shall apply mutatis mutandis with respect to notices of meetings of Directors.

89.	The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed shall be three: one Series A Director, one Series B Director and Yanhong (Robin) Li, PROVIDED ALWAYS that if there shall at any time be only a sole Director the quorum shall be one. For the purposes of this Article an alternate Director or proxy appointed by a Director shall be counted in a quorum at a meeting at which the Director appointing him is not present.

90.	The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

Exhibit 3.1

91.	The Directors may elect a Chairman of their Board and determine the period for which he is to hold office; but if no such Chairman is elected, or if at any meeting the Chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be Chairman of the meeting.

92.	Subject to Article 78, the Directors may delegate any of their powers to committees consisting of such member or members of the Board of Directors (including Alternate Directors in the absence of their appointors) as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

93.	A committee may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the members present, and in the case of an equality of votes the Chairman shall have a second or casting vote.

94.	All acts done by any meeting of the Directors or of a committee of Directors (including any person acting as an alternate Director) shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or alternate Director, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and qualified to be a Director or alternate Director as the case may be.

95.	Members of the Board of Directors or of any committee thereof may participate in a meeting of the Board or of such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), signed by all the Directors for the time being or all the members of a committee of Directors (an alternate Director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effectual as if it had been passed at a meeting of the Directors or committee as the case may be duly convened and held.

96. (a)	A Director may be represented at any meetings of the Board of Directors by a proxy appointed by him in which event the presence or vote of the proxy shall for all purposes be deemed to be that of the Director.

(b)	The provisions of Articles 61-65 shall mutatis mutandis apply to the appointment of proxies by Directors.

VACATION OF OFFICE OF DIRECTOR

97.	The office of a Director shall be vacated:

(a)	if he gives notice in writing to the Company that he resigns the office of Director;

Exhibit 3.1

(b)	if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	if he is found a lunatic or becomes of unsound mind.

APPOINTMENT AND REMOVAL OF DIRECTORS

98.	The Company may by ordinary resolution appoint any person to be a Director (other than a Series A Director or a Series B Director) and may in like manner remove any Director (other than a Series A Director or a Series B Director) and may in like manner appoint another person in his stead.

99.	The Directors shall have power at any time and from time to time to appoint any person to be a Director (other than a Series A Director or a Series B Director), either to fill a casual vacancy or as an addition to the existing Directors but so that the total amount of Directors (exclusive of alternate Directors) shall not at any time exceed the number fixed in accordance with these Articles.

PRESUMPTION OF ASSENT

100.	A Director of the Company who is present at a meeting of the Board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the Minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the Secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

SEAL

101. (a)	The Company may, if the Directors so determine, have a Seal which shall, subject to paragraph (c) hereof, only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be either a Director or the Secretary or Secretary- Treasurer or some person appointed by the Directors for the purpose.

(b)	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the Common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)	A Director, Secretary or other officer or representative or attorney may without further authority of the Directors affix the Seal of the Company over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

Exhibit 3.1

OFFICERS

102.	The Company may have a President, a Secretary or Secretary-Treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

103.	Subject to the Statute, Article 8(a) and Article 78, the Directors may from time to time declare dividends (including interim dividends) and distributions on shares of the Company outstanding and authorise payment of the same out of the funds of the Company lawfully available therefore.

104.	The Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

105.	No dividend or distribution shall be payable except out of the profits of the Company, realised or unrealised, or out of the share premium account or as otherwise permitted by the Statute.

106.	Subject to the rights of persons, if any, entitled to shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of shares they shall be declared and paid according to the amounts paid or credited as paid on the shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a share in advance of calls shall be treated for the purpose of this Article as paid on the share.

107.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise.

108.	The Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures, or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

Exhibit 3.1

109.	Any dividend, distribution, interest or other monies payable in cash in respect of shares may be Paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses, or other monies payable in respect of the share held by them as joint holders.

110.	No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

111.	The Company may upon the recommendation of the Directors, including recommendation of the Series A Directors and the Series B Directors, by ordinary resolution authorise the Directors to capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in, which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued shares for allotment and distribution credited as fully paid up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

112.	The Directors shall cause proper books of account to be kept with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)	all sales and purchases of goods by the Company;

(c)	the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

Exhibit 3.1

113.	The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

114.	The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

115.	The Company may at any annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

116.	The Directors may before the first annual general meeting appoint an Auditor or Auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint Auditors. The Directors may fill any casual vacancy in the office of Auditor but while any such vacancy continues the surviving or continuing Auditor or Auditors, if any, may act. The remuneration of any Auditor appointed by the Directors under this Article may be fixed by the Directors.

117.	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and Officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

118.	Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

119.	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by post, cable, telex, telecopy or e-mail to him or to his address as shown in the register of Members or e-mail address last known to the Company, such notice, if mailed, to be forwarded airmail if the address be outside the Cayman Islands.

120. (a)	Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre-paying and posting a letter containing the notice, and to have been effected at the expiration of sixty hours after the letter containing the same is posted as aforesaid.

Exhibit 3.1

(b)	Where a notice is sent by cable, telex, telecopy or e-mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization and to have been effected on the day the same is sent as aforesaid.

121.	A notice may be given by the Company to the joint holders of record of a share by giving the notice to the joint holder first named on the register of Members in respect of the share.

122.	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a share or shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

123.	Notice of every general meeting shall be given in any manner hereinbefore authorised to:

(a)	every person shown as a Member in the register of Members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of Members.

(b)	every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting; and

No other person shall be entitled to receive notices of general meetings.

WINDING UP

124.	If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

125.

If the Company shall be wound up, and the assets available for distribution amongst the Members as such shall be insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the

Exhibit 3.1

Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. And if in a winding up the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed amongst the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. This Article is to be without prejudice to the rights of the holders of shares issued upon special terms and conditions.

INDEMNITY

126.	The Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own wilful neglect or default respectively and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful neglect or default of such Director, Officer or trustee.

FINANCIAL YEAR

127.	Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

AMENDMENTS OF ARTICLES

128.	Subject to the Statute, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

129.	If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.